Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. Tel 410-280-1001 tbrandt@telecomsys.com	Graham Sorkin Media Contact Nadel Phelan, Inc. Tel 831-440-2406 graham@nadelphelan.com	Scott Liolios Investor Relations Liolios Group, Inc. Tel 949-574-3860 info@liolios.com

TeleCommunication Systems Reports First Quarter 2013 Results

ANNAPOLIS, MD – May 2, 2013 – TeleCommunication Systems, Inc. (TCS) (NASDAQ:TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the first quarter ended March 31, 2013.

First Quarter 2013 Results Compared to the Same Year-ago Quarter

•	Revenue was $94.8 million, down 5%, while gross profit was up 3% to $35.5 million.

•	EBITDA (Earnings before interest, taxes, depreciation, amortization and non-cash stock-based compensation) was $9.5 million, down 17% (see discussion about the presentation of EBITDA and adjusted net income, both non-GAAP terms, below).

•	Adjusted net income was $0.04 per diluted share versus $0.06 per diluted share in Q1 2012.

•	GAAP net loss was $(0.01) per diluted share, the same as last year’s first quarter.

First Quarter 2013 Operational Highlights

•	The company deployed the nation’s first statewide Next Generation 9-1-1 services network in Iowa.

•	A unit of Acacia Research purchased the rights to a portion of TCS’ location-based services (LBS) patent portfolio.

•	The new BlackBerry® 10 platform includes TCS’ map, local search, location services and navigation applications and software components.

•	TCS received $19.5 million in incremental funding to deliver communication systems equipment and support to the U.S. Army and Marine Corps under the Army’s $5 billion World-Wide Satellite Systems (WWSS) contract vehicle.

•	The Australian Defence Science and Technology Organisation placed an order for TCS VSAT satellite systems.

Management Comments

“Our first quarter results were consistent with our expectations, as we worked to set the stage for another strong second half,” said Maurice B. Tosé, TCS chairman and CEO. “We are executing on our strategy of using TCS expertise in secure digital wireless network technology to address the growing worldwide need for trustworthy communications.

“In the quarter we realized growth in our cybersecurity business, 9-1-1 services for network operators and state and local governments, field support of deployable systems, and in-building wireless projects. TCS navigation was included in the operating system of new products of our first wireless device customer. Our solid performance under the WWSS contract vehicle has transformed TCS into a major integrator of deployable C4ISR systems, and task order RFPs are now beginning to flow under the $2.6 billion CS2 and $10 billion GTACS contract vehicles.

“We also continued the patent monetization momentum from 2012, as this year’s first quarter results again include revenue generated through intellectual property alliances. Meanwhile, our patent portfolio expanded by 14 to 277 issued patents, with more than 360 patent applications pending. As the number of our monetization projects increases, we expect the inflow of payments to be a growing contributor to our operational results.”

Tom Brandt, TCS senior vice present and CFO, commented: “The quarter-to-quarter comparisons reflect the absence in Q1 2013 of about $3 million of profit contribution in Q1 2012 from a navigation application contract that was, as previously reported, sharply reduced late in the second quarter of 2012, so the degree of offset by results from other business activity is noteworthy.”

Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Loss

($000 except EPS)	Quarter ended March 31,
	2013	2012
	(unaudited)
Revenue	$94,794	$100,035

EBITDA	$9,464	$11,461
Non-cash charges [1]	(8,856)	(10,418)

Income from operations	608	1,043
Interest and other expense	(2,236)	(1,726)
Tax benefit	799	314

Net loss	$(829)	$(369)

Net loss per share — diluted	$(0.01)	$(0.01)

Net loss	$(829)	$(369)
Non-cash stock based compensation expense	2,452	2,807
Amortization of acquired intangible assets	1,142	1,374
Amortization of deferred finance fees	297	188
Non-cash tax expense/(benefit)	(997)	(808)

Adjusted net income	$2,065	$3,192

Adjusted net income per share — diluted	$0.04	$0.06

[1] Non-cash charges are depreciation/amortization of fixed
assets, acquired intangible assets, software development costs, and stock-based compensation expense.

First Quarter 2013 Financial Highlights

Revenue and Gross Profit (unaudited):

($millions)		Three months ended March 31,
		Government			Commercial			Total
		2013	2012	Incr. (Decr.)	2013	2012	Incr. (Decr.)	2013	2012	Incr. (Decr.)
Revenue

Services		$36.1	$33.3	$2.8	$37.4	$39.0	$(1.6)	$73.5	$72.3	$1.2
Systems		16.7	23.5	(6.8)	4.6	4.2	0.4	21.3	27.7	(6.4)

	Total revenue	$52.8	$56.8	$(4.0)	$42.0	$43.2	$(1.2)	$94.8	$100.0	$(5.2)

Gross profit

Gross profit-services		$10.7	$8.1	$2.6	$21.0	$20.0	$1.0	$31.7	$28.1	$3.6
	As % of revenue	30%	24%		56%	51%		43%	39%
Gross profit-systems		2.8	5.2	(2.4)	1.0	1.1	(0.1)	3.8	6.3	(2.5)
	As % of revenue	17%	22%		22%	26%		18%	23%

	Total gross profit	$13.5	$13.3	$0.2	$22.0	$21.1	$0.9	$35.5	$34.4	$1.1

	As % of revenue	26%	23%		52%	49%		37%	34%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related non-cash stock-based compensation.)

Government Segment Revenue and Gross Profit:

Government segment revenue in the first quarter of 2013 was $52.8 million, down 7% from $56.8 million in the first quarter of 2012, due mainly to volume fluctuations in lower-margin system shipments. Government gross profit was up 2% to $13.5 million or 26% of revenue from $13.3 million or 23% of revenue in the same year-ago period.

Government services revenue was up 8% to $36.1 million on higher field service, in-building wireless project and cyber training volume. Government services gross profit was up 32% to $10.7 million or 30% of revenue from $8.1 million or 24% of revenue in the same year-ago period, reflecting both higher volume and a more favorable business mix in the period.

Government systems revenue was lower than in the first quarter of 2012 due mainly to the timing within the year of shipments of foreign space program components and of deployable communication systems. Lower government systems gross profit resulted from lower volume.

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue in the first quarter of 2013 was $42.0 million, down 3% from the same year-ago period. Commercial gross profit was $22.0 million or 52% of revenue, up 4% from $21.1 million or 49% of revenue in the same year-ago quarter, as contributions from intellectual property monetization activity and 9-1-1 growth more than offset the effect of lower wireless carrier application revenue.

Commercial services revenue was down 4% to $37.4 million from $39.0 million in the same year-ago period, reflecting the expected lower navigation carrier application revenue, partly offset by increased 9-1-1 revenue which includes next generation 9-1-1 software maintenance, network monitoring, and other professional service revenue.

Commercial systems revenue was up 10% to $4.6 million from $4.2 million in Q1 2012 on higher next generation 9-1-1 deployment project revenue, and proceeds from intellectual property monetization activity in Q1-13.

Operating Costs and Expenses:

R&D: First quarter 2013 R&D expense was $8.5 million (9% of revenue), about the same as the year-ago quarter. TCS continues to invest in 9-1-1 applications, secure communications technology, and infrastructure and applications for network operators and the telematics supply chain.

SG&A: First quarter 2013 selling, general and administrative expense was $21.7 million (23% of revenue), up 9% from $19.9 million (20% of revenue) in the first quarter 2012. The increase reflects some nonrecurring expenses associated with staffing level adjustments and higher healthcare benefit costs.

Non-cash charges: First quarter 2013 non-cash charges to operating profit were $8.9 million, down 15% from $10.4 million in the same year-ago quarter.

Income Taxes:

For the first quarter of 2013, the company recorded a $0.8 million income tax benefit against pre-tax $1.6 million GAAP loss.

Liquidity and Capital Resources:

At March 31, 2013, TCS had $57.5 million of cash, equivalents and marketable securities, up from $51.5 million at the beginning of the quarter. Funds were generated in the quarter from $9.5 million in EBITDA, a $10.4 million decrease in working capital and $0.6 million in net borrowings under lease facilities. Uses of cash during the quarter were $9.9 million for debt repayments, $3.4 million for capital expenditures including software development, and $1.2 million for cash interest, cash taxes, and other expenses. At the end of the quarter, the company had approximately $89 million of available liquidity, including $31.4 million of unused borrowing availability under its bank credit line.

Intellectual Property:

TCS was issued 14 U.S. patents during the first quarter of 2013, bringing the quarter-end patent portfolio to 277 patents issued in the U.S. and abroad, and more than 360 patent applications pending.

Backlog:

	12/31/2012	New Orders	Revenue	3/31/2013
($millions)
Commercial Funded Contract Backlog	$215.7	$52.0	$(42.0)	$225.7
Government Funded Contract Backlog	$93.0	$43.2	$(52.8)	$83.4

Total Funded Contract Backlog	$308.7	$95.2	$(94.8)	$309.1
Un-funded Customer Options	$779.3	$(21.2)		$758.1

Total Backlog	$1,088.0	$74.0	$(94.8)	$1,067.2

Funded contract backlog on March 31, 2013 was $309.1 million, of which the company expects to recognize approximately $195 million in the next 12 months.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company’s customers (mainly federal agencies); and for hosted services (mainly for wireless carriers), backlog for which is computed by multiplying the most recent month’s contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved, and could expire unused. The company’s backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed, or new contracts being signed before existing contracts are completed. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions like handling of sequestration and can lead to delays in procurement of our products and services due to lack of funding. Some of the company’s backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call
TCS will hold a conference call later today (May 2, 2013) to discuss these financial results. The company’s chairman and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the “TeleCommunication Systems conference call” and provide the conference ID.

Dial-In Number: 1-888-846-5003
International: 1-480-629-9856
Conference ID: 4612336

The conference call will be broadcast simultaneously on the company’s website at www.telecomsys.com. For the webcast, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through May 16, 2013.

Toll-Free Replay Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN Number: 4612336

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS’ cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; non-cash stock-based compensation expense; amortization of capitalized software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. See “Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)” above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for amortization of acquired intangibles, non-cash stock-based compensation expense, non-cash tax and financing charges.TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See “Summary of EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)” above for further information on this non-GAAP measure. For Adjusted Net Income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’ current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,” “intend,” “anticipate,” “should,” “prospect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the commentary sections and by Mr. Tosé and Mr. Brandt that (a) we have set the stage for a strong second half; (b) we expect the inflow of payments from our patent monetization projects to be a growing contributor to our operations; (c) our performance under the WWSS contract vehicle will continue with the SC2 and GTACS contract vehicles; (d) we are evaluating opportunities to enhance liquidity and address the impact of convertible debt maturing in late 2014; (e) we have unused borrowing availability under our bank credit line; and (f) we expect to recognize $195 million of our backlog in the next twelve months.

Additional risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

		TeleCommunication Systems, Inc.
		Condensed Consolidated Balance Sheets
				March 31,	December 31,
(amounts in $000)				2013	2012
				(unaudited)
Assets
	Current assets:
		Cash, equivalents, and marketable securities		$57,547	$51,498
		Accounts receivable, net		68,186	83,013
		Unbilled receivables		15,245	23,095
		Inventory		9,481	11,084
		Deferred income tax assets		10,612	9,813
		Deferred project costs and other current assets		15,777	15,394

			Total current assets	176,848	193,897
	Property and equipment, net			48,307	49,270
	Software development costs, net			18,081	18,929
	Acquired intangible assets, net			25,029	26,172
	Goodwill			112,450	112,450
	Noncurrent deferred tax assets			6,233	6,233
	Other assets			6,267	6,761

			Total assets	$393,215	$413,712

Liabilities and stockholders’ equity
	Current liabilities:
		Accounts payable and accrued expenses		$46,365	$56,109
		Deferred revenue		24,603	26,527
		Current portion of bank borrowings and capital leases		22,400	28,657

			Total current liabilities	93,368	111,293
	Notes payable and capital leases, less current portion			135,909	138,939
	Other liabilities			1,660	2,378
	Total stockholders’ equity			162,278	161,102

			Total liabilities and stockholders' equity	$393,215	$413,712

	TeleCommunication Systems, Inc.
Consolidated Statements of Operations
	Three Months Ended
	March 31,
($000 except EPS)	2013	2012
	(unaudited)
Revenue
Services	$73,518	$72,348
Systems	21,276	27,687

Total revenue	94,794	100,035
Direct costs of revenue
Direct cost of services revenue	41,801	44,241
Direct cost of systems	17,512	21,404

Total direct cost of revenue	59,313	65,645
Services gross profit	31,717	28,107
As a % of revenue	43%	39%
Systems gross profit	3,764	6,283
As a % of revenue	18%	23%

Total gross profit	35,481	34,390
Total gross profit as a % of revenue	37%	34%
Operating expenses
Research and development expense	8,526	8,662
Sales and marketing expense	8,049	7,505
General and administrative expense	13,648	12,367
Depreciation and amortization of property and equipment	3,508	3,439
Amortization of acquired intangible assets	1,142	1,374

Total operating expenses	34,873	33,347

Income from operations	608	1,043
Interest expense	(1,844)	(1,642)
Amortization of debt issuance expenses	(297)	(188)
Other income (expense), net	(95)	104

Loss before income taxes	(1,628)	(683)
Income tax benefit	799	314

Net loss	$(829)	$(369)

Net loss per share-basic and diluted	$(0.01)	$(0.01)

Weighted average shares used in calculation — basic and diluted	58,573	57,572